Exhibit 10.4

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Effective Date (as defined below) between Merrimack Pharmaceuticals, Inc. (the “Company”) and Edward J. Stewart (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Amended and Restated Employment Agreement dated as of August 16, 2011 (the “Employment Agreement”), under which Executive currently serves as Head of Commercial;

WHEREAS, the Parties wish to establish terms for Executive’s orderly transition and separation from the Company effective on the Separation Date (as defined below); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Separation Date – Executive’s effective date of separation from employment with the Company will be April 3, 2017 (the “Separation Date”).  Executive hereby resigns, as of the Separation Date, from his employment with the Company and as an officer of the Company.  The Parties agree to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement. As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

2.

Severance Benefits – In return for Executive’s timely signing and not revoking this Agreement, and subject to Executive’s compliance with all terms hereof, the Company will provide Executive with the following severance benefits in full satisfaction of the Company’s obligations under the Employment Agreement (the “Severance Benefits”):

(a) Salary Continuation – Commencing on the first regularly scheduled payroll date that follows the sixtieth (60th) day after the Separation Date (the “Payment Commencement Date”), the Company will, for a twelve (12) month period (the “Severance Period”), provide Executive with severance pay in the form of salary continuation payments at Executive’s current annual base salary rate of $360,281, less all applicable taxes and withholdings and in accordance with the Company’s regular payroll practices.

(b) Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, until earlier of (x) the last day of the Severance Period, and (y) the date that Executive is no longer eligible for COBRA continuation coverage (the

“COBRA Contribution Period”), pay on Executive’s behalf the share of the premium for such coverage that it currently pays on behalf of active and similarly situated employees who receive the same type of coverage.  The remaining balance of any premium costs, and all premium costs after the COBRA Contribution Period, shall be paid by Executive on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for COBRA continuation.

(c) 2016 Bonus – On the first regularly scheduled payroll date after the Separation Date, the Company shall provide Executive with a 2016 bonus payment of $126,098.

(d) 2017 Pro-Rata Bonus – On the Payment Commencement Date, the Company shall provide Executive with a 2017 pro-rata bonus payment of $30,211.84, which is equivalent to (i) the average of Executive’s annual bonus payments over each of the three (3) years prior to the Separation Date, multiplied by (ii) a fraction, the numerator of which is the number of days during calendar year 2017 during which Executive remained employed by the Company and the denominator of which is 365.

(e) Other Benefits Continuation – During the Severance Period, the Company shall, to the extent allowed by applicable law and the applicable plan documents, continue to provide Executive with such other benefits as are described in Section 4(f) of the Employment Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans.

Other than the Severance Benefits, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, and subject to the exceptions set forth herein, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which he signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive

Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). This release also does not prevent Executive from reporting possible violations of federal securities laws to government enforcement agencies without notice to the Company, or from receiving any applicable award for information provided to such government enforcement agencies.  Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have to vested equity ownership in the Company under the applicable equity plans and agreements, (iii) any rights Executive may have to vested pension or 401(K) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, (iv) any rights to COBRA or Workers’ Compensation Benefits, or (v) any rights or claims that cannot be waived by law, including claims for unemployment benefits, which the Company agrees that it will not contest, provided that the Company will not make any false statement to any government agency.

4.

Continuing Obligations – Executive acknowledges and reaffirms his obligation, to the extent permitted by law and except as otherwise permitted by Section 8 below, to keep confidential and not to use or disclose any and all non-public information concerning the

Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  Executive further acknowledges his continuing obligations with respect to confidential information, non-competition, non-solicitation, non-disclosure and developments as set forth in Sections 6-8 of the Employment Agreement and in the Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement dated as of August 16, 2011 (the “Restrictive Covenant Agreement”) (except to the extent modified by Section 14 of the Employment Agreement), which survive his separation from employment with the Company, provided, however, the Company hereby waives Section 4(f) of the Restrictive Covenant Agreement.

5.

Non-Disparagement – Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 8 below, he will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. The Company will instruct its board members and executive officers, to the extent permitted by law and except as otherwise permitted by Section 8 below, not to make any false, disparaging, derogatory or defamatory statements to third parties about Executive.  The Company shall refer inquiries from prospective employers to its Human Resources department for response, which shall state the dates of employment and job title for Executive.

6.

Return of Company Property – Executive confirms that he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. Executive further agrees that he will cancel all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

7.

Confidentiality – Executive understands and agree that, to the extent permitted by law, except to enforce or effectuate the terms of this Agreement, and except as otherwise permitted by Section 8 below, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company, except as required by law, and except to his immediate family, potential lenders, legal, financial and tax advisors, on the condition that any individuals informed must hold the above information in strict confidence. The Company agrees that, to the extent permitted by law and except as otherwise permitted by Section 8 below, it shall keep the contents of the negotiations and discussions resulting in this Agreement confidential except as it believes in good faith to be reasonably necessary for a legitimate business purpose.
8.

Scope of Disclosure Restrictions – Nothing in this Agreement prohibits Executive or any other person from communicating with government agencies about possible violations of federal, state or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.

Cooperation – Executive agrees that, to the extent permitted by law and subject to the provisions set forth herein, he shall, for one (1) year following the Separation Date, reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable, mutually agreed times and locations, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. Executive’s cooperation obligations shall be met by providing truthful information of which he has personal knowledge. The Company will reimburse Executive for all reasonable and documented out of pocket costs that he incurs to comply with this paragraph. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.

Final Compensation – Executive acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.
11.

Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.

Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

13.

Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

14.

Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on January 25, 2017.  Executive understands that this Agreement shall be of no force or effect, and that he shall not be eligible for the consideration described herein, unless he signs and returns this Agreement on the Separation Date, and does not revoke his acceptance in the subsequent seven (7) day period (the day immediately following expiration of such revocation period, the “Effective Date”).

15.

Acknowledgments – Executive acknowledges that he has been given at least forty-five (45) days to consider this Agreement, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement.  Executive further acknowledges and agrees that any changes made to this Agreement following his initial receipt of this Agreement, whether material or immaterial, did not re-start or affect in any manner the original forty-five (45) day consideration period. Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs it by notifying the Company in writing, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Executive understands and agrees that by entering into this Agreement he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled. Executive further acknowledges that he has received Attachment A to this letter agreement, which provides him with certain information regarding the job titles and ages of individuals employed by the Company who were selected and not selected for the Winter 2017 Restructuring Program (the “Program”).  The decisional unit from which employees were considered for the Program included all employees of the Company.  All such persons in the decisional unit were eligible for the Program.  The selection criteria used in selecting individuals from the decisional unit included their business unit, job performance, skill sets and business need.

16.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.

Applicable Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

18.

Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing in this Section shall modify, cancel or supersede Executive’s obligations set forth in Section 4 above.

19.

Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Severance Benefits under applicable law.  Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in this Agreement.

20.

Section 409A - This Agreement, and all payments hereunder, are intended to be exempt from, or if not so exempt, to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted and administered accordingly.  Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee” as defined under Section 409A, any and all amounts payable hereunder on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A – 1(b) or other amounts or benefits that are exempt from or otherwise not subject to the requirements of Section 409A. For purposes of this Agreement, whether or not a termination of employment has occurred shall be determined consistently with Section 409A.  In addition, each payment made pursuant to the Agreement shall be treated as a separate payment and the right to a series of installment payments hereunder is to be treated as a right to a series of separate payments.

21.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Merrimack Pharmaceuticals, Inc.

/s/ Jeffrey A. Munsie	Date:	4/3/17
By: Jeffrey A. Munsie, General Counsel

I hereby agree to the terms and conditions set forth above. I have been given at least forty-five (45) days to consider this Agreement and I have chosen to execute this on the date below.  I intend that this Agreement will become a binding agreement if I do not revoke my acceptance within seven (7) days.

Edward J. Stewart

/s/ Edward J. Stewart	Date:	4/3/17

ATTACHMENT A

Older Workers Benefit Protection Act Table